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EXHIBIT 21


                           Subsidiaries of the Company

1.       Response Ability Systems, Inc.; incorporated in New Jersey.

2. Emergency Response Systems, Inc.; incorporated in Delaware; also does business in the state of California under the name Personal Emergency Response Systems, Inc.

3.       Organization for Enhanced Capability, Inc.; incorporated in
         Massachusetts.

4.       In-Home Health, Inc.; incorporated in Ohio.

5.       Response Security Monitoring, LLC; formed in Delaware.

6.       Response Security Services, LLC; formed in Delaware.

7.       Health Watch, Inc.; incorporated in Florida.